EXHIBIT 10.14(f)
AWARD AGREEMENT OF PERFORMANCE-BASED
RESTRICTED STOCK UNITS
UNDER THE ATMOS ENERGY CORPORATION
1998 LONG-TERM INCENTIVE PLAN
     This Award Agreement of Performance-Based Restricted Stock Units is dated as of May 4, 2010, by and between Atmos Energy Corporation, a Texas and Virginia corporation (the “Company”), and [name of employee] (“Grantee”), pursuant to the Company’s 1998 Long-Term Incentive Plan (the “Plan”). Capitalized terms that are used, but not defined, in this agreement shall have the meaning set forth in the Plan.
     Pursuant to authorization by the Human Resources Committee of the Board (the “Committee”), which has been designated by the Board to administer the Plan, the parties agree as follows.
1. Description of Units.
     The Company hereby grants to the Grantee a total of [number] performance-based restricted stock units (“Units”) under the Plan, for no consideration from the Grantee, with the restrictions set forth below. Each such Unit shall be a notional share of common stock of the Company (“Common Stock”), with the value of each Unit being equal to the fair market value of a share of Common Stock at any time. No physical certificates representing the number of Units awarded shall be issued to the Grantee, but an account shall be established and maintained for the Grantee, in which each grant of Units to the Grantee shall be recorded, with the final number of Units as determined in accordance with Section 3 or Section 5 below. During such time, the Grantee shall not have any of the rights of a shareholder of the Company with respect to the Units, except for the crediting of dividend equivalents as provided for below in Section 6.
2. Restrictions on Alienation of Units.
     Units awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated in any manner, whether voluntarily, by operation of law, or otherwise, until the restrictions on the Units are removed and the Units are delivered to the Grantee in the form of shares of Common Stock in the manner described below in Section 8.
3. Number of Units Awarded.
     Except as provided in Section 5(a) below, the number of Units ultimately to be awarded to the Grantee upon vesting is contingent upon the cumulative amount of earnings per share achieved by the Company for the three year measurement cycle, Fiscal Years 2010 through 2012 (October 1, 2009 through September 30, 2012). The percentage of Units earned for each level of the cumulative amount of earnings per share is illustrated in the performance schedule below. In addition, should the performance levels achieved be between the stated criteria below, straight-line interpolation shall be used. For example, should the cumulative amount of earnings per share for the three-year period be $7.06, the percentage of Units earned would be 125% of the number of Units originally granted.

Performance-Based Restricted Stock Units
Performance Schedule for Grant of Performance Period FY 2010-2012

		Restricted Stock Units
Performance Level	Cumulative 3-Yr. EPS	Earned

Below Threshold	Less than $____	0%
Threshold	$____	50%
Target	$____	100%
Maximum	$____	150%
4. Forfeiture of Units.
     All Units granted shall be forfeited if, prior to the removal of restrictions on the Units awarded hereunder as provided below in Section 8, the Grantee has a voluntary or involuntary Termination of Service for any reason other than as described below in Section 5. Each Grantee, by his or her acceptance of the Units, agrees to execute any documents requested by the Company in connection with such forfeiture. Such provisions with respect to forfeited Units shall be specifically performable by the Company in a court of equity or law. Upon any forfeiture, all rights of the Grantee with respect to the forfeited Units shall cease and terminate, without any further obligation on the part of the Company.
5. Removal of Restrictions.
(a)	Death, Disability, Certain Involuntary Terminations and Terminations following a Change in Control.
     At the time and on the date of the Grantee’s death, Termination of Service due to Total and Permanent Disability, involuntary Termination of Service due to a general reduction in force or specific elimination of the Grantee’s job, or Termination of Service for any reason following a Change in Control, while employed by the Company or a Subsidiary, all restrictions placed on each Unit awarded shall be removed, and the measurement cycle for purposes of Section 6 and Section 8 below shall be deemed to have ended. The prorated number of Units awarded shall be determined by multiplying the percentage of Units awarded at the “Target” performance level discussed above in Section 3, by the ratio of actual months of service to 36 months of the original measurement cycle, with the resulting product being increased, if appropriate, as provided below in Section 6. The Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution, as provided in Section 8 below, of shares of Common Stock equal in number to such prorated number of Units.

(b)	Retirement.
     At the time and on the date of the Grantee’s Retirement on or after attaining the age of 55 and completing at least three (3) consecutive years of service with the Company at the time of such Retirement, the restrictions placed on the Units under Section 2 above shall not be removed and the percentage of Units earned shall not be determined until the end of the measurement cycle. The number of Units awarded shall be determined by multiplying the ratio of actual months of service to 36 months of the original measurement cycle by the percentage of Units earned, based on the actual performance achieved over the original measurement cycle, as discussed above in Section 3, with the resulting product being increased, if appropriate, as provided below in Section 6. The Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution, as provided in Section 8 below, of shares of Common Stock equal in number to such prorated number of Units.
6. Credit of Dividend Equivalents.
     Upon the settlement of the Units as described above in Section 5 or below in Section 8, the Grantee’s account shall be credited with a number of Units which are based on the amount of dividends that are declared and paid on shares of Common Stock during each fiscal quarter of the measurement cycle, determined in accordance with Section 3 or Section 5 above (“dividend equivalents”). The number of Units upon which dividend equivalents shall be credited for the benefit of the Grantee is the total number of Units finally determined to have been earned by the Grantee at the end of the measurement cycle in accordance with Section 3 or Section 5 above, as appropriate. The total amount of each quarterly dividend equivalent shall be converted to the number of Units attributable to that quarterly dividend equivalent, by dividing such dividend equivalent amount by the price of the Common Stock on the last trading day of the month during each quarter that such dividends are paid during the appropriate measurement cycle.
7. Adjustment Upon Changes in Stock.
     If there shall be any change in the number of shares of Common Stock outstanding resulting from subdivision, combination, or reclassification of shares, or through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure, an appropriate adjustment in the number of Units with respect to which restrictions have not lapsed shall be made by the Committee. Depending upon the change in corporate structure, the Committee shall issue additional Units or substitute Units to the Grantee for his or her account, which shall have the same restrictions, terms and conditions as the original Units.
8. Distribution of Common Stock or Cash.
     The Grantee shall receive a distribution of whole shares of Common Stock equal in number to the number of Units finally determined to be earned as set forth in Section 3 or Section 5(a) above, as the case may be, increased, if appropriate, as provided in Section 6 above, provided the Grantee has been an employee of the Company or a Subsidiary with continuous service during the entire term of the measurement cycle, except in the event of the Grantee’s Termination of Service or Retirement as discussed above in Section 5. Distribution of shares of Common Stock shall occur as soon as administratively possible, as determined solely by the Company, following the last trading day of the quarter in which the measurement cycle ends as provided for in either Section 3 or Section 5(a) above, as the case may be (such day being referred to as the “Distribution Date”), but in no event later than 90 days following the Distribution Date. Notwithstanding the immediately preceding sentence, in the case of a distribution of shares on account of any Termination of Service as provided for in Section 5, other than death, a distribution on behalf of the Grantee, if the Grantee is a “specified employee” as defined in §1.409A-1(i) of the Final Regulations under Code Section 409A, shall not occur until the date which is six (6) months following the date of the Grantee’s Termination of Service (or, if earlier, the date of death of the Grantee). From and after the date of receipt of shares of Common Stock, the Grantee or the Grantee’s legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such shares subject to applicable state and federal regulations. Notwithstanding any provisions of this Award Agreement to the contrary, in lieu of a distribution of shares of Common Stock, the Company shall have the option to settle the payment of some or all of the Units in an economically equivalent amount of cash.
9. Withholding Requirements.
     Upon the removal or lapse of the restrictions on the Units, the number of shares of Common Stock to be distributed by the Company to the Grantee, which are equal to the number of Units finally determined to be earned by the Grantee as set forth in Sections 3 or Section 5(a) and Section 6 above, or an economically equivalent amount of cash, a discussed in Section 8 above, shall be subject to applicable withholding requirements for income and employment taxes arising from the removal or lapse of the restrictions on the Units.
10. Modification.
      This Agreement may be changed or modified without the Grantee’s consent or signature, if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder, or otherwise to comply with any law.
     IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the date first written above.

GRANTEE:	ATMOS ENERGY CORPORATION

Signature:	By:
Robert W. Best
Printed Name:		Chairman and Chief Executive Officer

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